Exhibit F-2
                                                                     -----------


                                                  April 2, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

            Re:   FirstEnergy Corp.
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Ladies and Gentlemen:

            I have examined the Declaration on Form U-1, dated April 2, 2002, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by FirstEnergy Corp. ("FirstEnergy"), of which this opinion is to be a part. (The Declaration is hereinafter referred to as the "Declaration.")

            The Declaration contemplates, among other things, the solicitation by FirstEnergy of proxies (the "Solicitation") from its shareholders seeking approval of the issuance of additional shares of FirstEnergy common stock under the FirstEnergy Corp. Executive and Director Incentive Compensation Plan (the "Plan").

            In connection with this opinion, I (or persons under my supervision or control) have examined copies, signed, certified or otherwise proven to my satisfaction, of the charter documents and by-laws of FirstEnergy. I have also examined such other documents, instruments and agreements, including the Plan, and have made such further investigation as I have deemed necessary as a basis for this opinion.

            I am [Associate General Counsel] of FirstEnergy Corp. and have acted as such in connection with the filing of the Declaration.

            Based upon and subject to the foregoing, and assuming that the Solicitation is carried out in accordance with the Declaration, I am of the opinion that:

                  (a) all Ohio and Pennsylvania laws applicable to the Solicitation will have been complied with;

                  (b) FirstEnergy is validly organized and existing in the State of Ohio;

                  (c) the Solicitation  will not violate the legal rights of the holders of any securities issued by the following FirstEnergy system companies: Ohio Edison Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company and Pennsylvania Power Company.

            I hereby consent to the filing of this opinion as an exhibit to the Declaration.


                                    Very truly yours,



                                    Michael R. Beiting